Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains to Purchase Texas Ethanol Facility from Murphy USA

OMAHA, Neb. and El Dorado, Ark., Nov. 2, 2015 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) and Murphy USA Inc. (NYSE:MUSA) today announced that they have signed a definitive agreement regarding the purchase by Green Plains of Murphy USA’s ethanol production facility located in Hereford, Texas. Under the terms of the agreement, Green Plains will acquire Hereford Renewable Energy, LLC for approximately $93.8 million, subject to customary closing adjustments. The transaction value includes $78.5 million for the ethanol production facility with the balance for working capital. The transaction is expected to close this month subject to customary closing conditions and regulatory approvals.

The facility is a Lurgi-designed, ICM-modified ethanol plant with approximately 100 million gallons per year of production capacity, a corn oil extraction system and other related assets.

“The Hereford facility has many strategic and financial advantages over other destination plants because of its location, leading to both export and domestic market opportunities for ethanol and distillers grains,” commented Todd Becker, president and chief executive officer of Green Plains. “Because it is located near the largest concentration of cattle in the world, with over a million head of cattle fed within a 50-mile radius, the plant can produce a low carbon intensity fuel which is typically sold for a premium to ethanol produced at most other plants.”

Andrew Clyde, president and CEO of Murphy USA added, “The Hereford facility has become a high-performing facility and we want to recognize the commitment of the Hereford employees who executed the two-year turnaround plan and established a track record of consistent, strong performance. Their commitment created the opportunity for us to attract a prominent, long-term focused buyer such as Green Plains who can build on the progress demonstrated to date at Hereford. This transaction reinforces Murphy USA’s strategic intent of selling our non-core assets in a manner that captures the most value for our shareholders.”

The facility’s production capacity is complemented by a shuttle unload facility that can unload 40,000 bushels of corn per hour, a double-loop track that holds two unit trains at a time and a grain handling system with over 4.8 million bushels of storage. The plant also has 4.5 million gallons of ethanol storage capacity.

“We intend to utilize this asset and its shuttle train unload capability to serve the local market with corn and distillers grains produced in the Midwest to further improve the overall economics of the facility,” stated Becker. “The value of this acquisition goes well beyond just producing ethanol.”

The company will offer the facility’s transportation and storage assets to its master limited partnership, Green Plains Partners LP (NASDAQ:GPP).

About Green Plains

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes ten million tons of corn annually, producing over 1 billion gallons of ethanol, approximately 2.9 million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains Inc., together with its subsidiaries, owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP (NASDAQ:GPP). Green Plains Partners LP is a fee-based Delaware limited partnership formed to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

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About Murphy USA

Murphy USA (NYSE:MUSA) is a leading retailer of gasoline and convenience merchandise with almost 1,300 stations located primarily in the Southwest, Southeast and Midwest United States. The company and its team of 10,000 employees serve an estimated 1.6 million customers each day through its network of retail gasoline stations in 23 states. The majority of Murphy USA stations are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stations under the Murphy Express brand. Ranked 202 among Fortune 500 companies, Murphy USA reported revenue of $15 billion in 2014.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, as amended. Statements that do not relate strictly to historical or current facts are forward-looking, including, but not limited to, statements as to the expected timing, completion and effects of the proposed transaction between Green Plains Inc. and Murphy USA, and statements about the benefit of the proposed transaction, including future financial and operating results and each company’s plans, objectives, expectations and intentions. Such statements contain words such as “anticipates,” “believes,” “estimates,” “intends,” “plans,” “possible,” “if,” “will,” “expects” and other words of similar meaning that are predictions of or indicate future events, trends or prospects.

These forward-looking statements involve risks and uncertainties that may cause the actual results, performance or achievements of Green Plains Inc. or Murphy USA to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements, many of which involve factors or circumstances that are beyond Green Plains Inc.’s or Murphy USA’s control. The risks and uncertainties include, but are not limited to changes in the business plans of Green Plains Inc. or Murphy USA as circumstances warrant, uncertainties regarding the timing of the proposed transaction between Green Plains Inc. and Murphy USA, the parties ability to satisfy closing conditions (including receipt of regulatory approvals) and consummate the transaction, failure of either company to realize the anticipated benefits from the proposed transaction, Green Plains Inc.’s ability to integrate the facility into its operations with no substantial adverse effect on its existing operations or financial performance, as well as industry and economic conditions, competitive, legal and governmental factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in Green Plains Inc.’s and Murphy USA’s filings with the SEC. Green Plains Inc. and Murphy USA undertake no obligation nor intend to update these forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contacts:

Green Plains

Jim Stark

Vice President, Investor & Media Relations

402.884.8700

jim.stark@gpreinc.com

Murphy USA

Tammy L. Taylor

Investor Relations

870.881.6853

taylotl@murphyusa.com

Jerianne Thomas

Media Relations

870.875.7770

jerianne.thomas@murphyusa.com

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